UNDERWRITING AGREEMENT

                                                  March 7, 1996


Kokusai Securities Co., Ltd.
Tokyo-Sumitomo Twin Bldg. East,
27-1, Shinkawa 2-chome
Chuo-ku, Tokyo
Japan

Gentlemen:

                                  INTRODUCTION

     Keystone Global Opportunities Fund (the "Fund") invites you ("Kokusai") to act as Underwriter in Japan of the Class A shares ("Shares") of the Fund, subject to the following terms and conditions:

     1. In the distribution and sale in Japan of Shares, Kokusai agrees to act as principal. Kokusai shall not have authority to act as agent for the Fund, Keystone Investment Management Company ("Keystone"), Keystone Investment Distributors Company ("KIDCO") or for any other dealer in respect of such transactions.

                       CONCERNING THE CONTINUOUS OFFERING

     2. Kokusai intends to undertake the continuous offering and sale of Shares of the Fund in Japan to Japanese and non-U.S. nationals (the "Continuous Offering") and the proposed schedule of sales charges, sub-dealer concessions (if any) and net retention by Kokusai (if sub-dealer concessions exist) will be as follows:

                                                        Kokusai's
                               Sales     Sub-Dealer     Net
Amount of Purchase             Charge    Concession     Retention

Less than Y5 million           5.0%      4.0%           1.0%
Y5 million but
   less than Y10 million       4.0       3.2            0.8
Y10 million but
    less than Y100 million     3.0       2.4            0.6
Y100 million and over          2.0       1.6            0.4


     Kokusai will be entitled to continuing maintenance fees for services to its customers in accordance with the attached schedule of maintenance fees which may be modified from time to time. Kokusai shall not have any vested right to receive any continuing maintenance fees on Shares sold by it.


     3. The Continuous Offering will be made on a forward pricing basis, i.e., orders accepted by Kokusai prior to the close of business in Tokyo and placed with the Fund the same day prior to the close of the Fund's business day, 5:00 p.m. Boston, Massachusetts time, shall be confirmed at the closing per share net asset value, which the Fund agrees to furnish to Kokusai each day by telex, and which Kokusai agrees to make public each day at its head and branch offices. Orders taken by Kokusai on days when the New York Stock Exchange is closed will be priced at the closing price on the next day when the New York Stock Exchange is open. In the event of differences between verbal and telex orders on the one hand, and written price confirmations on the other, the written price confirmations shall be considered final.

     4. In connection with sales to sub-dealers, the concession to sub-dealers and Kokusai's net retention shall be subject to the regulations as set forth in the rules concerning Foreign Securities Transactions of the Japan Securities Dealers Association ("Association's Rules"). Kokusai agrees to furnish the Fund with English copies of agreements entered into between Kokusai and its sub-dealers. Such agreements and sales by sub-dealers shall conform in all cases to the terms and conditions of this Agreement.

     5. Payment at the appropriate per share net asset value shall be made to the Fund by Kokusai and shall be received by the Fund within ten business days after its acceptance of Kokusai's order or such shorter time as may be required by U.S. law.

     If such payment is not received by the Fund, it reserves the right without notice, forthwith to cancel the sale in which case the Fund may hold Kokusai responsible for any loss to it, provided, however, that this paragraph shall have no force and effect if Kokusai's failure to pay shall be caused by reason of force majeure.

     6. Kokusai agrees to act as agent of the Fund for the purpose of facilitating redemptions of Shares of the Fund sold pursuant to the terms of this Agreement and held by Japanese investors. If Kokusai repurchases Shares from its customers or customers of sub-dealers, it agrees to pay not less than the applicable net asset value as in effect on the date of such repurchase.

     7. The Fund will not accept from Kokusai any conditional orders for sales of Shares.

     8. The Fund agrees that whenever Kokusai places orders for purchase of Shares from the Fund or redemption of Shares by the Fund, the Fund shall unconditionally accept such orders, unless trading on the New York Stock Exchange has been suspended or there are other reasons, including force majeure, which prevent such unconditional acceptance. The Fund also agrees to notify Kokusai promptly by telex after the Fund has executed any such orders from Kokusai. In the case of sales of Shares to the Fund, the Fund agrees to make payment to Kokusai within seven days after its acceptance of Kokusai's order or such shorter time as may be required by this Underwriting Agreement and U. S. law. Subject to the provisions of this Paragraph 8, if the Fund fails to make payment to Kokusai as above provided, the Fund agrees to indemnify and save Kokusai harmless from any loss resulting therefrom.

     9. Kokusai will pay all costs and expenses directly attributable to the Continuous Offering, including costs of translation, filing and legal and accounting fees and disbursements of auditors and counsel of Keystone and the Fund in conjunction with the filing under the Ministrial Ordinance of Japanese Minister of Finance, costs of advertising, publicity and due diligence and other meetings, costs and expenses of translating, printing and distributing the Japanese prospectus (hereinafter referred to, in accordance with the Association's Rules as the "Explanatory Brochure") and other sales literature for the Continuous Offering.

     10. The Fund agrees that Kokusai, on behalf of the Fund, shall prepare, in conformance with applicable Japanese laws and regulations and the Association's Rules, the Securities Registration Statements and the Japanese Prospectus covering the Fund's Continuous Offering based on prospectuses' securities reports, semi-annual securities reports and material information furnished from time to time by the Fund in connection with the Fund (hereinafter collectively referred to as "Prospectuses-Reports"). In preparing the Securities Registration Statements and the Japanese Prospectus, Kokusai shall rely solely on the representations contained in the "Prospectuses-Reports." Kokusai agrees that it will furnish a draft of the Securities Registration Statements and the Japanese Prospectus to the Fund's designated agent in Tokyo to obtain prior approval for the contents thereof and will also furnish the Fund with the required number of Japanese and English language translations of the Securities Registration Statements and the Japanese Prospectus for filing as required by United States law. No person is authorized to make any representations concerning Shares of the Fund except those contained in the then current applicable Securities Registration Statement and the Japanese Prospectus. Kokusai also agrees that it will deliver a copy of the then current Japanese Prospectus, at or prior to the time of sale, to each of its own purchasers, and in the case of sale by sub-dealers, it will require that they also deliver a copy of such Prospectus to each of their purchasers.

     11. The Fund agrees to indemnify and save Kokusai harmless from any damages which shall have occurred in the sale of Shares of the Fund pursuant to this Agreement to the extent such damages result from a false statement of a material fact contained in the "Prospectuses-Reports" of the Fund, an omission of a material fact which should be stated therein or an omission of a material fact necessary to make the statements therein not misleading. If the "Prospectuses-Reports" or any other material used in connection with the sale of Fund Shares contains information furnished by Kokusai which information contains a false statement of a material fact, an omission of a material fact which should be stated therein, or an omission of a material fact necessary to make the statement therein not misleading, Kokusai likewise agrees to indemnify and save the Fund harmless from any damages it shall have incurred in any sale of Fund Shares pursuant to the terms of this Agreement.

     12. The Fund agrees to designate Kokusai, if Kokusai so requests, or such other representative as shall meet the qualification requirements as set forth in Section 1 of Article 6 of the Standards of Selection of Foreign Investment Fund Securities (the "Standard of Selection") as legal agent for service of process against the Fund.

     13. The Fund hereby appoints Kokusai as its agent securities company as defined in Article 13 of the Association's Rules, and Kokusai agrees that it will submit to the Association on the Fund's behalf all such documents as may be required by the provisions of the Association's Rules.

     14. The Fund agrees that all its financial statements which appear in the Japanese Prospectus and Registration Statement, or in annual reports to the Minister of Finance will be certified by independent certified public accountants who are licensed public accountants. Any such financial statements submitted to the Minister of Finance will be manually signed and certified by such representative. The Fund also agrees to submit semi-annual reports to the Minister of Finance which need not be certified.

     15. The Fund hereby represents and warrants that it currently conforms to the requirements of the Standard of Selection. The Fund understands that if subsequently it is made aware that it does not so conform, the Fund will advise Kokusai promptly and Kokusai may suspend further sales of Shares but, even in such event, the Fund will continue to be obligated to repurchase or redeem Shares of the Fund from Kokusai as hereinbefore provided.

     16. In offering the Shares of the Fund for sale in Japan, Kokusai agrees to comply with the applicable laws, rules, regulations and criteria of the Minister of Finance and Association's Rules.

     Kokusai also agrees that any advertisements used by Kokusai will in general conform to the rules and regulations of the United States Securities and Exchange Commission related to investment company advertising, copies of which have been provided to Kokusai.

     17. This Agreement is, to the extent applicable, governed by the laws of Japan.

     18. This Agreement shall continue in effect as long as permitted under the U.S. Investment Company Act of 1940, as amended from time to time, the rules promulgated thereunder or under the Japanese Securities and Exchange Law of 1948, appropriate exemptions therefrom. This Agreement may be terminated at any time by mutual consent or by either party upon thirty days' written notice, and shall terminate automatically in the event of its assignment.

                                        KEYSTONE GLOBAL OPPORTUNITIES FUND



                                        By: /s/ Rosemary D. Van Antwerp
                                        Title:  Secretary

ACCEPTED as of the 7th day of March 1996.

KOKUSAI SECURITIES CO., LTD.



By: illegible
Title:

                       AMENDMENT TO UNDERWRITING AGREEMENT

                                    BETWEEN:

                          Kokusai Securities Co., Ltd.
                         Tokyo-Sumitomo Twin Bldg. East,
                             27-1, Shinkawa 2-chome
                                 Chuo-ku, Tokyo
                                      Japan

                                       AND

                       Keystone Global Opportunities Fund
                               200 Berkeley Street
                           Boston, Massachusetts 02116
                                       USA

                                      DATED

                                  March 7, 1996



     This Amendment is made to an Underwriting Agreement between Kokusai Securities Co., Ltd. and Keystone Global Opportunities Fund dated March 7, 1996 (the "Agreement").

     The parties agree to amend the Agreement by adding paragraph 19 as follows:

         "19.     The Fund is a Massachusetts business trust
         established under a Declaration of Trust, as it may be amended from time to time. The obligations of the Fund are not personally binding upon, nor shall recourse be had against the private property of any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the property of the Fund shall be bound."



KEYSTONE GLOBAL OPPORTUNITIES FUND          KOKUSAI SECURITIES CO., LTD.



By: /s/ Dorothy E. Bourassa                 By:/s/ illegible
Title:  Assistant Secretary                 Title:

ACCEPTED as of the 7th day of March 1996.